EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of On Track Innovations Ltd. for the registration of 402,009 of its ordinary shares and to the incorporation by reference therein of our report dated March 28, 2003 with respect to the consolidated financial statements of On Track Innovations Ltd. and its subsidiaries for the year ended December 31, 2002 included in its Annual Report on Form 20-F for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

August 17, 2005	Luboshitz Kasierer
Tel-Aviv, Israel	An affiliate member of Ernst & Young International